UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2014

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-36401	39-1975614
(Commission File Number)	(I.R.S. Employer Identification No.)

7035 South High Tech Drive, Midvale, Utah	84047
(Address of Principal Executive Offices)	(Zip Code)

(801) 566-6681

(Registrant’s Telephone Number, Including Area Code)

(Not Applicable)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On May 21, 2014, Sportsman’s Warehouse Holdings, Inc. (the “Company”) issued a press release announcing the closing of the over-allotment option described in Item 8.01 below. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On May 21, 2014, the Company announced that the underwriters of its previously announced initial public offering of common stock partially exercised the over-allotment option granted at the time of the initial public offering and have purchased an additional 1,400,000 shares of common stock at the public offering price of $9.50 per share, less underwriting discounts and commissions, which consists of 350,000 shares sold by the Company and 1,050,000 shares sold by affiliates of Seidler Equity Partners III, L.P.

Including the sale of the additional shares subject to the over-allotment option, the aggregate net proceeds to the Company, after deducting underwriting discounts and commissions and estimated offering expenses, is expected to be approximately $73.4 million.

The Company used all of the $70.3 million of net proceeds from the initial public offering to repay amounts outstanding under its term loans. The Company intends to use the additional net proceeds for general corporate purposes, which may include the repayment of additional amounts outstanding under its term loans.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press release issued by Sportsman’s Warehouse Holdings, Inc. on May 21, 2014, announcing the partial exercise of the over-allotment option.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

	By:	/s/ Kevan P. Talbot
Date: May 21, 2014		Kevan P. Talbot
Chief Financial Officer and Secretary